As filed with the Securities and Exchange Commission on February 4, 2020

 Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT under
THE SECURITIES ACT OF 1933

PASSUR AEROSPACE, INC.
(Exact Name of Registrant as Specified in its Charter)

New York	11-2208938
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
One Landmark Square, Suite 1900, Stamford, CT, 06901
(Address of Principal Executive Offices)

PASSUR Aerospace, Inc. 2019 Stock Incentive Plan
(Full title of the plan)

James T. Barry PASSUR Aerospace, Inc. President, Chief Executive Officer and Director One Landmark Square, Suite 1900 Stamford, CT 06901 (203) 622-4086
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.01 per share	5,000,000 shares (2)	$1.09	(3)	$5,450,000	$707.41

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions relating to the shares covered by this registration statement.

(2)	Consists of 5,000,000 shares of common stock reserved for issuance under the PASSUR Aerospace, Inc. 2019 Stock Incentive Plan (the “Plan”).

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales price of the common stock, as reported on the over-the-counter bulletin board on January 31, 2020.

 EXPLANATORY NOTE

This registration statement on Form S-8 is filed by PASSUR Aerospace, Inc., a New York corporation (the “Company” or the “Registrant”), relating to 5,000,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable to eligible employees and non-employee directors of the Company under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.

The information required by Item 1 is included in documents that will be sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents that will be sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents By Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”).  The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:
(1)
The Company’s Annual Report on Form 10-K (including the portions of the Company’s proxy statement incorporated by reference therein) for the fiscal year ended October 31, 2019, filed with the Commission on January 27, 2020; and

(2)	The description of the Company’s Common Stock contained in the Company’s Form 8-A filed with the Commission on March 4, 1974.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.

Not applicable.  The class of securities to be offered is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.

Not applicable.
Item 6. Indemnification of Directors and Officers.

Reference is made to Sections 722 of the New York Business Corporation Law (the “BCL”), which provides for indemnification of directors and officers in certain circumstances.

Section 722 of the BCL permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations.  The Company’s by-laws provide that it shall indemnify its directors and officers, and anyone who is or was serving at the Company’s request as a director, officer, member, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent permitted under New York law.  These indemnification provisions may be sufficiently broad to permit indemnification of its executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Section 402(b) of the BCL permits a corporation’s certificate of incorporation to eliminate or limit the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity, subject to certain limitations.  The Company’s certificate of incorporation provides that no director shall be personally liable to the Company or its shareholders for monetary damages for any breach of duty as a director, except for liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantages to which he or she was not legally entitled or that such director’s acts violated Section 719 of the BCL.

The Company maintains directors’ and officers’ liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain matters involving fraudulent, dishonest or criminal acts or self-dealing.

For the undertaking with respect to indemnification, see Item 9.
Item 7. Exemption from Registration Claimed.

Not applicable.
Item 8. Exhibits

Exhibit No.	Description

4.1	Form of Certificate of Common Stock (incorporated by reference from Exhibit 4(a) to the Company’s Registration Statement on Form S-1 (Registration No. 2-45130)).

4.2	PASSUR Aerospace, Inc. 2019 Stock Incentive Plan (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 15, 2019).

4.3	Form of Award Agreement for PASSUR Aerospace, Inc. 2019 Stock Incentive Plan (incorporated by reference from Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 15, 2019).

*5.1	Opinion of Greenberg Traurig, LLP as to the legality of the securities being registered.

*23.1.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1 above).

*23.1.2	Consent of BDO USA, LLP, dated as of February 4, 2020.

*24.1	Power of Attorney (included on the signature pages to the Registration Statement).

*Filed herewith
Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 4th day of February, 2020.

PASSUR AEROSPACE, INC.
By:	/s/ James T. Barry
James T. Barry, President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints James T. Barry and Louis J. Petrucelly, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments or supplements to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite, necessary and appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ James T. Barry	President, Chief Executive Officer and Director	February 4, 2020
James T. Barry	(Principal Executive Officer)

/s/ Louis J. Petrucelly	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	February 4, 2020
Louis J. Petrucelly

/s/ G.S. Beckwith Gilbert	Non-Executive Chairman of the Board and Director	February 4, 2020
G.S. Beckwith Gilbert

/s/ John F. Thomas	Executive Vice-Chairman of the Board and Director	February 4, 2020
John F. Thomas

/s/ Brian G. Cook	Director	February 4, 2020
Brian G. Cook

/s/ Kurt J. Ekert	Director	February 4, 2020
Kurt J. Ekert

/s/ Paul L. Graziani	Director	February 4, 2020
Paul L. Graziani

/s/ Richard L. Haver	Director	February 4, 2020
Richard L. Haver

/s/ Ronald V. Rose	Director	February 4, 2020
Ronald V. Rose

/s/ Michael P. Schumaecker	Director	February 4, 2020
Michael P. Schumaecker

/s/ Robert M. Stafford	Director	February 4, 2020
Robert M. Stafford